Exhibit 5.1

Baker McKenzie BV/SRL Bolwerklaan 21 Avenue du Boulevard - box 1 1210 Brussels Belgium Tel: +32 2 639 36 11 Fax: +32 2 639 36 99 www.bakermckenzie.com

29 January 2026

AgomAb Therapeutics NV

Posthoflei 1 (box 6)

2600 Antwerp

Belgium

Dear all,

RE:	AGOMAB THERAPEUTICS NV – INITIAL PUBLIC OFFERING OF AMERICAN DEPOSITARY SHARES

1.	Introduction

(a)	We have acted as external Belgian legal advisers to AgomAb Therapeutics NV of Posthoflei 1 (box 6), 2600 Antwerp, Belgium and registered under company number 0674.527.310 RLP Antwerp (division Antwerp) (the "Company"), on certain Belgian law matters in connection with the Company's registration statement (the "Registration Statement") on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "SEC") under the United States Securities Act of 1933, as amended (the "Securities Act"), in respect of the proposed initial public offering by the Company of American Depositary Shares (the "ADSs"), representing new ordinary shares without nominal value (the "New Shares") of the Company, with admission to trading and listing of the ADSs on the Nasdaq Global Market, covered by the Registration Statement to which this opinion is an exhibit (the "Initial Public Offering"). The New Shares will comprise:

(i)	up to 12,500,000 new ordinary shares in registered form without nominal value to be issued by the Company pursuant to a capital increase resolved by the extraordinary shareholders' meeting of the Company on 15 January 2026;

(ii)	up to 1,875,000 new ordinary shares in registered form without nominal value to be issued by the Company at the option of the underwriters named in the Underwriting Agreement (as defined below) in order to cover over-allotments.

Partners

Koen VANHAERENTS1*

Jean-François VANDENBERGHE1,9*

Roel MEERS1,9*

Luc MEEUS1,5,9*

Fiona CARLIN1,3,9 *

Kurt HAEGEMAN1,9*

Dominique MAES1,9*

Michael VAN ACKER1,9*

Géry BOMBEKE1,9*

Elisabeth DEHARENG[1,9]

Geert BOVY1,9*

Gavin BUSHELL1,4,9*

Gregory LEBRUN1,9*

Dimitri VAN UYTVANCK1,9*

Davinia MARTENS[1,9]

Julie PERMEKE[1]

Joren JANSSEUNE[1,9]

Arne NAERT[1,9]

David HAVERBEKE[1,9]

Wouter VANDORPE[1,9]

Senior Counsels & Counsels

Jozef SLOOTMANS[1,9]

Pascal MALLIEN[2,9]

Alain HUYGHE[1,9]

Philippe LION[1,9]

Stéphane MARTIN[9]

Olivier VAN BAELEN[1,9]

Els JANSSENS[1,9]

Kim STAS[1,9]

Bram HOORELBEKE[1,9]

Veerle LERUT[1]

Benjamin PIRLET[1,9]

Jérôme DE RUYVER[1,9]

Sebastian TYTGAT[1,9]

Nastassja WALSCHOT[1,9]

William-James KETTLEWELL[1,9]

Ellen DEVLOO[1,9]

Pieter-Jan DENYS[1,9]

Kristoff COX[1,9]

Lisa WEINERT[7,9]

Nicolas CELIS[1,9]

Associates

Mario DEKETELAERE[2]

Olivier VAN DEN BROEKE[2,9]

Lien WILLEMS[1,9]

Ellen HERINCKX[1]

Laura DECLERCQ[1]

Amaranta RUTZ[1]

Younes SEBBARH[1,9]

Eva CLAEYS[1]

Stéphanie DE POTTER[1]

Anne-Sophie CORNE[1,9]

Inès SILVESTRINI[1,9]

Arnaud FLAMAND[1,9]

Marie KRUG[1,9]

Clémence ROUMA[1]

Eline KEGELS[1]

Stephanie VAN LAETHEM[1]

Anne-Marie GÜLGER[1]

Caroline MOUCHET[1]

Caroline SERBANESCU[1]

Katia DEHON[1] Raphaël HENDRICKX[1] Dieter GEUENS[1] Tim MEYNEN[1] Guillian BACLIN[1] Associated with the Brussels Bar E-List Victor SAINT-CAST[7] B-List Tom JENKINS[4,8,9] Roma MCCOOL[4]

1 – Advocaat / Avocat, Member of the Brussels Bar | 2 – Advocaat, Member of the Antwerp Bar | 3 – Barrister, Inn of Court, Northern Ireland | 4 – Solicitor (England and Wales) | 5 – Attorney, Member of the New York Bar | 6 – Rechtsanwalt, Member of the Düsseldorf Bar | 7 – Avocat, Member of the Lille Bar | 8 – Solicitor of the High Court of Hong Kong | 9 – BV/SRL | * – Shareholder/Director of Baker McKenzie BV/SRL

Baker McKenzie BV/SRL. Vennootschap van advocaten/Société d'avocats. BTW/TVA: BE 0426.100.511 RPR Brussel/RPM Bruxelles.

(b)	For the purposes of this Opinion Letter:

(i)	we have reviewed only the documents referred to in paragraph 3 (Documents Reviewed); and

(ii)	we have completed only the searches and enquiries referred to in paragraph 4 (Searches and Enquiries);

and we have not examined any other documents relating to or affecting, and have not made any other searches or enquiries concerning, any party to the respective Agreements (as defined below).

(c)	Nothing in this Opinion Letter should be construed as implying that we are familiar with, or have made independent review or investigation of factual matters such as, the affairs of any of the parties to the respective Agreements, and this Opinion Letter is based solely on the investigations and subject to the limits stated in this Opinion Letter. We do not assume any responsibility for advising you of the (subsequent) discovery of information not previously known to us with respect to any matters described in this Opinion Letter.

(d)	The opinion in this Opinion Letter is limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter in connection with the Initial Public Offering, the respective Agreements, the transactions to which the respective Agreements relate or otherwise.

2.	Belgian Law Opinion

(a)	This Opinion Letter is limited to matters of Belgian law as in force, and as construed in published Belgian case law, as at the date of this Opinion Letter. Consequently:

(i)	we have made no investigation of foreign law, and do not express or imply any opinion on foreign law (including, but not limited to, the laws of the United States of America) or on European Union law as it affects any jurisdiction other than Belgium;

(ii)	we do not assume any responsibility for advising you of any changes in law or otherwise after the date of this Opinion Letter with respect to any matters described in this Opinion Letter; and

(iii)	we express no opinion on matters of taxation, matters of antitrust and competition, matters of fact or matters of accounting.

(b)	As Belgian law counsel we are not qualified or able to assess the true meaning and purport of the terms or any agreements, documents and legal acts (rechtshandelingen / actes juridiques) subject or expressed to be subject to any applicable law other than Belgian law, including, but not limited to, the Registration Statement (as defined below) and the Agreements (and the obligations of the parties thereto), and we have made no investigation of such meaning and purport. Our review of agreements, documents or legal acts (rechtshandelingen / actes juridiques) subject or expressed to be subject to any law other than Belgian law, including, but not limited to, the Registration Statement and the Agreements, has therefore been limited to the terms of such documents as they appear to us on their face.

(c)	We do not admit we are "experts" within the meaning of the U.S. Securities Act, or the rules and regulations of the SEC promulgated thereunder, with respect to any part of the Registration Statement.

3.	Documents Reviewed

For the purposes of this Opinion Letter we have examined the following documents:

(a)	an electronic version of a copy of the Registration Statement on Form F-1;

(b)	the form of underwriting agreement proposed to be entered into by the Company as issuer and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Leerink Partners LLC, and Van Lanschot Kempen (USA) Inc. as underwriters, filed as an exhibit to the Registration Statement (the "Underwriting Agreement");

(c)	the form of deposit agreement proposed to be entered into by the Company and The Bank of New York Mellon as depositary with respect to, among other things, the creation and administration of the ADSs, filed as an exhibit to the Registration Statement (the "Deposit Agreement", and together with the Underwriting Agreement, the "Agreements");

(d)	an excerpt of the deed of incorporation of the Company as published in the Annexes to the Belgian Official Gazette on 18 April 2017 (the "Deed of Incorporation");

(e)	an electronic version of a copy of the amended and restated articles of association of the Company as filed in the legal entity file (dossier van de rechtspersoon/dossier de la personne morale) on 14 November 2024, electronically certified by the Royal Federation of Belgian Notaries (Koninklijke Federatie van het Belgisch Notariaat/Fédération Royale du Notariat Belge) on 29 January 2026;

(f)	an electronic version of a signed copy of the following minutes of the meetings of the board of directors of the Company (together, the "Board Resolutions"):

(i)	the minutes of the meeting of the board of directors of the Company held on 9 December 2025, authorising, approving and ratifying, as relevant, amongst other things, (A) the then current drafts of the reports of the board of directors of the Company referred to in paragraph 3(g), (B) the convening of the extraordinary general shareholders' meeting of the Company held on 15 January 2026 referred to in paragraph 3(h), and (C) the granting of special powers;

(ii)	the minutes of the meeting of the board of directors of the Company held on 9 January 2026, authorising, approving and ratifying, as relevant, amongst other things, (A) the ratification of the reports of the board of directors of the Company referred to in paragraph 3(g), (B) the then current draft of the Agreements, the transactions contemplated therein, and certain other arrangements to which the Company is to be a party in relation to the Initial Public Offering, and (C) the granting of special powers;

(g)	an electronic version of a signed copy of the following reports of the board of directors and the statutory auditor of the Company that were submitted to the extraordinary general shareholders' meeting of the Company referred to in paragraph 3(h), and that were approved by the meeting of the board of directors referred to in paragraph 3(f)(ii):

(i)	the report of the board of directors of the Company in accordance with articles 7:155, 7:179 and 7:191 of the Belgian Companies and Associations Code, dated 23 March 2019, as amended from time to time (the "Belgian Companies and Associations Code") in relation to (A) the proposed IPO Capital Increase (as defined in the Shareholders' Resolutions), and the proposed dis-application, in the interest of the Company, of the statutory preferential subscription right of the Company's existing shareholders and, as far as needed, of the Company's existing holders of subscription rights in connection therewith, (B) the proposed IPO Profit Certificate Conversion (as defined in the Shareholders' Resolutions) and the related creation of new shares in connection therewith, (C) the proposed IPO Share Conversion (as defined in the Shareholders' Resolutions), and (D) the proposed adoption of a new consolidated text of the articles of association of the Company in accordance with the draft articles of association, attached to the report referred to in this paragraph 3(g)(i), which report also describes, for information purposes, the proposed confirmation of the cancellation of the Anti-Dilution Warrants (as defined in the Shareholders' Resolutions) and the proposed IPO Stock Split (as defined in the Shareholders' Resolutions);

(ii)	the report of the statutory auditor of the Company in accordance with articles 7:155, 7:179 and 7:191 of the Belgian Companies and Associations Code in relation to the report of the board of directors of the Company referred to in paragraph 3(g)(i) above;

(iii)	the special report of the board of directors of the Company in accordance with article 7:199 of the Belgian Companies and Associations Code, with respect to the proposal, in light of the proposed IPO Capital Increase, to authorise the board of directors of the Company to increase the share capital of the Company within the framework of the authorised capital;

(iv)	the report of the board of directors of the Company in accordance with articles 7:180 and 7:191 of the Belgian Companies and Associations Code, with respect to the proposal (A) to issue new subscription rights for shares of the Company (the "2026 ESOP Warrants"), pursuant to a share option plan named the "2026 Global Stock Option Plan", and (B) to dis-apply, in the interest of the Company, the statutory preferential subscription right of the Company's existing shareholders and, as far as needed, of the Company's existing holders of subscription rights, in to the benefit of the Beneficiaries (as defined in the report referred to in this paragraph 3(g)(iv)); and

(v)	the report of the statutory auditor of the Company in accordance with articles 7:180 and 7:191 of the Belgian Companies and Associations Code in relation to the report of the board of directors of the Company referred to in paragraph 3(g)(iv) above.

(h)	a copy of the minutes of the extraordinary general shareholders' meeting of the Company held before notary public on 15 January 2026 (the "Shareholders' Resolutions"), authorising and approving, amongst other things, and subject to certain conditions, the IPO Capital Increase, the IPO Profit Certificate Conversion, the IPO Share Conversion, the confirmation of the cancellation of the Anti-Dilution Warrants, the IPO Stock Split, the adoption of new articles of association of the Company (including powers to the board of directors of the Company to increase the Company's share capital within the framework of the authorised capital), the confirmation of the cancellation of subscription rights under the "2024 (B) Global Stock Option Plan" of 4 November 2024, the issuance of the 2026 ESOP Warrants, the determination of the remuneration of the directors of the Company, and the appointment of an "IPO Committee" with special powers;

(i)	an electronic version of a signed copy of the following minutes of the meetings of the "IPO Committee", which was appointed by the extraordinary general shareholders' meetings referred to in paragraph 3(h) (together, the "IPO Committee Resolutions"):

(i)	the minutes of the meeting of the IPO Committee held on 16 January 2026, authorising, approving and ratifying, amongst other things, the public filing of the then current draft Registration Statement with the SEC, and certain other materials in relation to the Registration Statement and the Initial Public Offering.; and

(ii)	the minutes of the meeting of the IPO Committee held on 28 January 2026, authorising, approving and ratifying, amongst other things, the launch of the Initial Public Offering and the applicable price range, ADS ratio, and stock split ratio.

4.	Searches and Enquiries

We have carried out the following searches and enquiries using the registration number of the Company with the Crossroads Bank for Enterprises as it appears in this Opinion Letter:

(a)	we obtained a "volledig uittreksel van de gegevens van een geregistreerde entiteit rechtspersoon" issued by the Crossroads Bank of Enterprises in relation to the Company and referring to the circumstances in existence on 28 January 2026 (the "CBE Excerpt");

(b)	on 28 January 2026, we carried out an on-line search in the Central Insolvency Register available on www.regsol.be (the "Regsol Search") in relation to the Company which did not show any bankruptcy, public judicial reorganisation or transfer under judicial authority files opened in respect of the Company;

(c)	on 28 January 2026, we carried out an online search on the website of the Central register of directors bans (JustBan) (Centraal register voor bestuursverboden/Registre central des interdictions de gérer), www.justonweb.be/companies, from which it appeared that no director bans within the meaning of the Belgian Act of 4 May 2023 on the central register of director bans apply in respect of any director in the Company.

(d)	on 28 January 2026, we carried out an on-line search and review of the Annexes to the Belgian Official Gazette relating to the Company which shows any notices published up to 27 January 2026 (the "Publications"); and

(e)	on 29 January 2026, we conducted an online search in the database of articles of association maintained by the Royal Federation of Belgian Notaries (Koninklijke Federatie van het Belgisch Notariaat/Fédération Royale du Notariat Belge) available on https://statuten.notaris.be/costa_v1/enterprises/search (the "Fednot Database") in relation to the Company.

5.	Assumptions

For the purposes of this Opinion Letter, we have assumed (without making any investigation) that:

(a)	all copy documents reviewed by us conform to the originals, and all originals are genuine, complete and up-to-date;

(b)	all signatures, stamps and seals on any documents submitted to us are genuine;

(c)	the executed documents submitted to us have been signed by the persons whose names are indicated thereon as being the names of the signatories and we have assumed the legal capacity (bekwaamheid/capacité) of the natural persons executing such documents;

(d)	in the case of draft versions or (or draft updates to) any of the documents reviewed by us, the final and executed versions of such documents are identical in all aspects to such drafts and are duly executed;

(e)	the Registration Statement will become effective and will be filed in the form referred to in this Opinion Letter;

(f)	the Publications give a true, complete and not misleading summary of the matters reflected in the documents on which such excerpts are based and such matters have not been revoked or amended by subsequent decisions by the Company (or its board of directors, general shareholders' meeting, or any of its other competent bodies or representatives) which were not published in the Annexes to the Belgian Official Gazette;

(g)	each of the respective Agreements accurately records all terms agreed between the parties to it, and has not been terminated, modified, superseded or varied and none of the parties to the Agreements is or will be seeking to achieve any purpose not apparent from the respective Agreements;

(h)	there have been, and there will be, no amendments or supplements to the documents referred to under paragraph 3 (Documents Reviewed) in the form as examined by us, such documents (or the matters documented therein and thereby) have not been or will not be terminated, rescinded, declared null and void, or revoked, and there are no and will not be dealings, agreements or arrangements, actions or events between, by or involving any of the parties to such documents which supersede any of such documents (or the matters documented therein and thereby), or which otherwise affect the opinion given in this Opinion Letter;

(i)	the Deed of Incorporation of the Company refers to a valid notary deed, of which the contents are complete and accurate, and which is not void or otherwise affected by any defects for which a court might dissolve the Company;

(j)	the seat (zetel/siège) of the Company is located in Belgium since its incorporation, and the Company's sole operational headquarters (exploitatiezetel/siège d'exploitation) are located at the place of its registered office;

(k)	the articles of association of the Company have not been amended since the restatement referred to in paragraph 3(e) (although not constituting conclusive evidence, this assumption is supported by the Fednot Database and the Publications), and accurately restate the original articles of association and the subsequent amendments thereto;

(l)	each of the minutes referred to in paragraph 3(f) (i) accurately record resolutions that were duly passed at a properly convened and quorate meeting of duly appointed directors of the Company, conducted in accordance with its articles of association and Belgian law, (ii) do not reflect any untruthful statements, and (iii) have not been amended, revoked, varied or declared null and void, and remain in full force and effect;

(m)	the directors of the Company who attended and voted at the board meetings referred to in paragraph 3(e) have complied with the applicable provisions of Article 7:96 of the Belgian Companies and Associations Code (as well as Article 1.8, §6 of the Belgian Civil Code) dealing with conflicts of interest of directors (as the case may be);

(n)	each of the resolutions of the general shareholders' meetings of the Company referred to, set out or implied in the documents referred to under paragraph 3 (including the Shareholders' Resolutions) above (i) accurately record resolutions that were duly passed at a properly convened and quorate meeting of genuine shareholders of the Company, conducted in accordance with its articles of association and Belgian law and on the basis of reports of the board of directors (as applicable) duly approved by duly appointed directors, (ii) do not reflect any untruthful statements, and (iii) have not been amended, revoked, varied or declared null and void, and remain in full force and effect;

(o)	the directors of the Company have satisfied themselves that the Initial Public Offering and Agreements were or will be entered into for the purpose of carrying out the business of the Company as set out in its articles of association and that entering into the respective Agreements is of benefit to the Company, and their conclusions in this respect are not unreasonable;

(p)	with respect to each party to the respective Agreements (other than the Company):

(i)	it has been duly incorporated and is validly existing as a legal entity under all laws applicable to that party;

(ii)	it has all requisite power and capacity (corporate and otherwise) and, to the extent relevant, has all requisite corporate benefit, to enter into the respective Agreements to which it is a party, and to perform its obligations thereunder;

(iii)	no other action by, and no notice to or filing with, any governmental, administrative or other authority or court on behalf of or by such party is required in order to enable it to validly enter into, sign and perform under the respective Agreements to which it is a party;

(iv)	it has duly authorised and approved the respective Agreements to which it is a party, and will sign the Agreements to which it is a party;

(v)	each of the respective Agreement(s) to which it is a party constitutes a valid and binding agreement of said party, enforceable against it in accordance with the terms of such Agreement(s); and

(vi)	if it at any relevant time is carrying on, or purporting to carry on, banking services, investment services or other regulated activity in Belgium (including those banking services, investment services or other regulated activities as may be contemplated in the respective Agreements), it is at all relevant times an authorised person or an exempt person under the relevant laws of Belgium, and in compliance with all applicable rules and regulations made thereunder;

(q)	none of the parties to the Agreements is or will be subject to any contractual restrictions, restrictions imposed by any court, arbitral panel or governmental, administrative or other authority that do not have general (erga omnes) application or similar restrictions binding upon it which would (i) restrict its ability to enter into or perform its obligations under the Initial Public Offering and/or the Agreements (except, in relation to the Company, as may be set out in its articles of association), or (ii) have any implication on the opinion given in this Opinion Letter;

(r)	each party to the respective Agreements has complied, and will continue to comply, with the requirements of good faith (goede trouw/bonne foi) and public policy (openbare orde/ordre public), and there has been and will be no mistake of fact (dwaling/erreur), fraud (bedrog/dol), duress (geweld/violence), or abuse of circumstances (misbruik van omstandigheden/abus de circonstances) in relation to the respective Agreements to which it is a party;

(s)	none of the parties to the respective Agreements is or will be seeking to achieve any purpose not apparent from the respective Agreements which might render any of the respective Agreements illegal or void, and the respective Agreements have been or will be entered into for bona fide commercial reasons and on arms' length terms by each of the parties thereto;

(t)	the obligations of all parties under the respective Agreements are or will be binding and enforceable upon them under any applicable law (other than Belgian law), and the exercise and performance by any party to the respective Agreements of its rights and obligations thereunder is or will be lawful in any place of exercise or performance (other than Belgium);

(u)	any factual circumstances, statements and matters set out in or implied by any of the documents referred to in paragraph 3 (Documents Reviewed) are true, accurate and complete;

(v)	there are no provisions of the laws of any jurisdiction outside Belgium which would have any implication for the opinion given in this Opinion Letter and, insofar as the laws of any jurisdiction outside Belgium may be relevant, such laws have been or will be complied with;

(w)	no advertising or other materials in relation to the Initial Public Offering need to be approved in advance by the Belgian Financial Services and Markets Authority (Autoriteit voor Financiële Diensten en Markten / Autorité des services et marchés financiers) pursuant to Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC, as amended from time to time (the "Prospectus Regulation"), and/or the Belgian act of 11 July 2018 on the offering of investment instruments to the public and the admission of investment instruments to the trading on a regulated market, as amended from time to time;

(x)	for the purpose of the opinion referred to in paragraph 6 in so far as it relates to the actual issue of the New Shares, (i) the subscription price for the New Shares will be duly paid up and contributed in full, (ii) the New Shares will be duly subscribed for, (iii) the issue of the New Shares and the corresponding capital increase will be duly recorded by means of a notarial deed before a notary public as required by Belgian law, (iv) such notarial deed and an excerpt therefrom are or will be duly filed and registered as required by Belgian law; and (v) in relation to the New Shares to be issued to cover over-allotments, if any, these New Shares will be delivered by the underwriters named in the Underwriting Agreement in order to cover short positions following over-allotments made upon allocation of New Shares under the Initial Public Offering;

(y)	(i) the New Shares and ADSs will be offered and placed, and will be allocated, and will (as relevant) be traded and listed in each case in the manner and form as described and contemplated in the Registration Statement and the respective Agreements, (ii) (without prejudice to the confirmation of any allocations upon pricing and closing of the books, in the manner as described in the Agreements, to the investors that subscribed for the New Shares or ADSs in the Initial Public Offering), no party was or will be guaranteed by or on behalf of the Company any allocation of New Shares or ADSs, and (iii) no public offering in respect of the New Shares or the ADSs has taken of will take place in Belgium, or elsewhere outside of the United States, as contemplated by the Prospectus Regulation or any other relevant rule or regulation;

(z)	the undertakings and agreements contained in the Agreements are or will be duly performed and complied with by all parties thereto;

(aa)	each of the underwriters named in the Underwriting Agreement is duly authorised to provide all of the intermediation, brokerage, investment and other services as contemplated by the Underwriting Agreement, and has complied and will comply with the relevant rules and regulations in relation to such intermediation, brokerage, investment and other services; and

(bb)	the transactions contemplated by the Underwriting Agreement do not or will not require the publication of a prospectus in accordance with the Prospectus Regulation.

6.	Opinion

Based upon and subject to the assumptions, qualifications and limitations set out in this Opinion Letter, having regard to such legal considerations as we have deemed relevant, and subject to any matters, documents or events not disclosed to us, we express the following opinion insofar as Belgian law is concerned:

the New Shares, when duly authorized and sold, issued and fully paid as contemplated in the Registration Statement, the Agreements, the Board Resolutions, the IPO Committee Resolutions, the Shareholders' Resolutions, will be validly issued, fully paid up and non-assessable (meaning that a holder of the relevant New Shares will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such securities).

7.	Qualifications

The opinion expressed in this Opinion Letter are subject to the following qualifications:

7.1.	Reliance on searches and enquiries

The searches and enquiries referred to in paragraph 4 (Searches and Enquiries) may not be up-to-date and do not constitute conclusive evidence of the matters stated therein.

7.2.	Construction of certain terms

(a)	In this Opinion Letter Belgian legal concepts which are expressed in English are to be construed in accordance with the Belgian legal concepts to which they refer.

(b)	When used in paragraph 6 (Opinion), the terms "legal" and "valid" are references to the legal character of the relevant obligation and the terms "binding" and "enforceable" mean that the relevant obligation or instrument is of a type and form enforced by Belgian courts. None of these means that such an obligation or instrument will be enforced in accordance with its terms in every circumstance, and they are not to be construed as a prediction of the outcome of litigation.

7.3.	Excluded matters

We do not express an opinion regarding:

(a)	(i) any laws of any jurisdiction (including, but not limited to, Belgium and the European Union) imposing economic or trade sanctions or similar restrictive measures or regarding anti-terrorism, anti-money laundering, anti-bribery or anti-tax evasion measures, (ii) any regulations enacted, administered, imposed or enforced by any relevant sanctions authority or (iii) the extent, scope, legality or enforceability of any person's obligation to comply with any of such laws or regulations; and

(b)	the accuracy or completeness of any statements or warranties of fact set out in the respective Agreements (except for the representations and warranties as to which we are expressing an opinion), which statements and warranties we have not independently verified;

8.	Disclosure, Reliance and Liability

(a)	This Opinion Letter is issued by Baker McKenzie BV/SRL, a Belgian limited liability company (BV/SRL), and not by or on behalf of Baker & McKenzie International (a Swiss Verein) ("BMI") or any of its other member or associated firms (together with BMI, the "Other Baker McKenzie Entities"). In this Opinion Letter the expressions "we", "us", "our" and like expressions should be construed accordingly.

(b)	No Other Baker McKenzie Entity or any directors, shareholders, members, partners, lawyers, employees, contractors or consultants of Baker McKenzie BV/SRL or any Other Baker McKenzie Entity will be liable (whether contractually or non-contractually) to any person under or in connection with this Opinion Letter, the respective Agreements or the Initial Public Offering.

(c)	This Opinion Letter may only be relied upon by the Company in connection with the Registration Statement, and by the purchasers to which the ADSs have been allocated as part of the Initial Public Offering. This Opinion Letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this Opinion Letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

(d)	We consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus, which is part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

(e)	This Opinion Letter may only be relied upon, and be disclosed, on condition that it is construed in accordance with Belgian law and that any dispute arising out of or in connection with it is brought before a Belgian court.

*       *       *

Yours faithfully, Baker McKenzie BV/SRL

/s/ Michael Van Acker	/s/ Roel Meers
Michael Van Acker Partner +32 2 639 36 11 Michael.VanAcker@bakermckenzie.com	Roel Meers Partner +32 2 639 36 11 Roel.Meers@bakermckenzie.com